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                                                                      Exhibit 17

                           INCENTIVE COMPENSATION PLAN

                                FISCAL YEAR 1999


1.    PURPOSE

      The Purpose of the Red Roof Inns, Inc. ("Red Roof" or the "Company") Incentive Compensation Plan (the "Plan") is to provide incentive compensation to officers and key employees who contribute to the achievement of the Company's principal business objectives.

2.    COMMITTEE

      The Plan shall be overseen by the Compensation Committee of the Board of Directors (the "Committee"), whose members are not eligible to participate in the Plan. The Committee shall be governed in accordance with the Bylaws of the Company.

      Subject to the provisions of the Plan, the Committee shall have full authority to interpret the Plan, to amend and rescind rules and guidelines relating to it and to make all determinations necessary or advisable for its administration by senior management of the Company (the "Management").

3.    ELIGIBILITY

      Incentive compensation awards under the Plan may be granted to officers and other employees of the Company. See attached Exhibits for fiscal year 1999 participants and percent payouts. The attached Exhibits may be amended to include officers and other key employees who may be hired during the year.

      In making the selection and in determining the amount and form of any award, Management shall consider the contribution of the employee to the success of the Company, including such factors as (i) the employee's position and level of responsibility, (ii) accomplishments and (iii) the recommendation of the supervisor of the employee.

      The receipt of an award shall not give any employee any right to continued employment by the Company, and the right and power to dismiss any employee
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INCENTIVE COMPENSATION PLAN
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      is specifically reserved by the Company. In addition, the receipt of an award with respect to any year shall not give any employee the right to receive an award with respect to any subsequent year.

      An employee who is included in the Plan must be employed by the Company through December 31 of the Plan year to receive any payment.

      Management may make an award to the surviving spouse or the estate of a deceased employee who died during the fiscal year for which the award is made.

4.    AWARDS

      Management shall determine, subject to the Committee's approval, (i) the total amount available for awards, (ii) the amount, terms, form and time of payment of each award and (iii) the employees to receive awards.

      Under the Plan, Management, subject to Committee approval, may increase the funds available to pay incentive compensation when the Company's overall performance substantially exceeds expectations.

5.    AWARDS METHODOLOGY

      Awards for the executive(s) designated in Exhibit A and those participants in Tiers A, B, and C (Exhibits B and C) will be made up of two parts (listed below).

            PART I. One part of the award potential is based on Earnings Per Share ("EPS") and will be calculated based upon the audited consolidated financial statements of the Company, but shall exclude
            (a) the effects of unusual, non-recurring, and extraordinary items and (b) the cumulative effect of changes in accounting principles in accordance with GAAP. Exhibits A and C show the relationship between EPS and the incentive/bonus payout.
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            PART II. The other portion of the award potential is discretionary and will vary by position based on each individual's actual performance in relation to his/her specific objectives as previously agreed upon by the individual and his/her supervisor. To the extent possible, these specific objectives should be designed to attain or exceed Company targets in the following areas:

                  -     Total revenue

                  -     Meeting 1999 budget

                  -     Revenue per available room (REVPAR) growth

                  -     Income Before Fixed Expenses (IBFE) for Company inns

                  -     Operating Income

                  -     EBITDA

                  -     Number of franchised hotels opened

                  -     Number of executed franchise contracts

                  -     Support to franchising

                  -     Achieving other key business objectives

            For those executives and key employees whose work has a direct, measurable impact on earnings (e.g., franchising, reservations, sales, operations, etc.), the awards formula will include one or more of those specific measurable elements. The incentive for each specific element will be based on the budget for that element as shown in the 1999 business plan. Those incentive plans are included in Exhibit D.

      Awards for employees in Tier D will be based on the Company's overall performance as measured by EPS and the individual's performance rating (Exhibit E).